================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*


                          LEXICON PHARMACEUTICALS, INC.
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)


                                    528872104
                                 (CUSIP Number)

                                  JUNE 15, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_]       Rule 13d-1(b)
        [X]       Rule 13d-1(c)
        [_]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

CUSIP No. 528872104                                              Page 2 of 20
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Symphony Capital Partners, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       4,954,745
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    4,954,745
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,954,745
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.8%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 528872104                                              Page 3 of 20
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Symphony Capital GP, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       4,954,745
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    4,954,745
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,954,745
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.8%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 528872104                                              Page 4 of 20
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Symphony GP, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       4,954,745
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    4,954,745
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,954,745
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.8%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

CUSIP No. 528872104                                              Page 5 of 20
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Symphony Strategic Partners, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       374,869
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    374,869
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        374,869
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.4%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

CUSIP No. 528872104                                              Page 6 of 20
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Mark Kessel
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       -0-
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        5,329,614
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    -0-
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             5,329,614
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,329,614
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        6.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

CUSIP No. 528872104                                              Page 7 of 20
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Neil J. Sandler
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       -0-
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        5,329,614
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    -0-
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             5,329,614
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,329,614
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        6.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

CUSIP No. 528872104                                              Page 8 of 20
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Harri V. Taranto
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       -0-
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        5,329,614
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    -0-
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             5,329,614
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,329,614
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        6.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

CUSIP No. 528872104                                              Page 9 of 20
                                  Schedule 13G
--------------------------------------------------------------------------------


Item 1.  (a)    NAME OF ISSUER

                Lexicon Pharmaceuticals, Inc. (the "Company").

         (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                8800 Technology Forest Place, The Woodlands, Texas 77381


Item 2.  (a)    NAMES OF PERSONS FILING

                        This Statement is being filed on behalf of each of the
                following persons (collectively, the "Reporting Persons")

                (i)     Symphony Capital Partners, L.P. ("SCP")
                (ii)    Symphony Capital GP, L.P. ("Symphony Capital GP")
                (iii)   Symphony GP, LLC ("Symphony GP")
                (iv)    Symphony Strategic Partners, LLC ("SSP")
                (v)     Mark Kessel
                (vi)    Neil J. Sandler
                (vii)   Harri V. Taranto

CUSIP No. 528872104                                              Page 10 of 20
                                  Schedule 13G
--------------------------------------------------------------------------------


         (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE

                The address of the principal business offices of the Reporting Persons is 875 Third Avenue, 18th Floor, New York, NY 10022

         (c)    CITIZENSHIP

                (i)     SCP - a Delaware limited partnership
                (ii)    Symphony Capital GP - a Delaware limited partnership
                (iii)   Symphony GP - a Delaware limited liability company
                (iv)    SSP - a Delaware limited liability company
                (v)     Mark Kessel - a citizen of the United States
                (vi)    Neil J. Sandler - a citizen of the United States
                (vii)   Harri V. Taranto - a citizen of the United States

         (d)    TITLE OF CLASS OF SECURITIES

                Common Stock, par value $0.001 per share (the "Common Stock" or "Shares")

         (e)    CUSIP NUMBER

                528872104

CUSIP No. 528872104                                              Page 11 of 20
                                  Schedule 13G
-------------------------------------------------------------------------------


Item 3. This statement is not being filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).


Item 4.  OWNERSHIP.

         (a)    AMOUNT BENEFICIALLY OWNED:

                (i) Each of SCP, Symphony Capital GP and Symphony GP may be deemed to beneficially own an aggregate of 4,954,745 Shares.

                (ii) SSP may be deemed to beneficially own an aggregate of 374,869 Shares.

                (iii) Each of Mark Kessel, Neil J. Sandler and Harri V. Taranto may be deemed to beneficially own an aggregate of 5,329,614 Shares.

         (b)    PERCENTAGE OWNED:

                Based on calculations made in accordance with Rule 13d-3(d), and there being 85,961,249 Shares outstanding as of June 15, 2007, (i) each of SCP, Symphony Capital GP and Symphony GP may be deemed to own approximately 5.8% of the outstanding Common Stock, (ii) SSP may be deemed to own approximately 0.4% of the outstanding Common Stock, and (iii) each of Mark Kessel, Neil
                J. Sandler and Harri V. Taranto may be deemed to beneficially own approximately 6.2% of the outstanding Common Stock.

         (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i) Each of SCP, Symphony Capital GP, Symphony GP may be deemed to have sole power to direct the voting and disposition of 4,954,745 Shares.

                (ii) SSP may be deemed to have sole power to direct the voting and disposition of 374,869 Shares.

                (iii) Each of Mark Kessel, Neil J. Sandler and Harri V. Taranto may be deemed to have shared power to direct the voting and disposition of 5,329,614 Shares.


Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

CUSIP No. 528872104                                              Page 12 of 20
                                  Schedule 13G
-------------------------------------------------------------------------------

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Item 2.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP No. 528872104                                              Page 13 of 20
                                  Schedule 13G
--------------------------------------------------------------------------------


                                   SIGNATURES

            After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of June 25, 2007

                                    SYMPHONY CAPITAL PARTNERS, L.P.

                                    By:  Symphony Capital GP, L.P.
                                         its general partner

                                    By:  Symphony GP, LLC
                                         its general partner


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member



                                    SYMPHONY STRATEGIC PARTNERS, LLC


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member

CUSIP No. 528872104                                              Page 14 of 20
                                  Schedule 13G
-------------------------------------------------------------------------------



                                    SYMPHONY CAPITAL GP, L.P.

                                    By:  Symphony GP, LLC
                                         its general partner


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member




                                    SYMPHONY GP, LLC


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member

CUSIP No. 528872104                                              Page 15 of 20
                                  Schedule 13G
-------------------------------------------------------------------------------


                                    MARK KESSEL


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member



                                    NEIL J. SANDLER


                                    By:  /s/ Neil J. Sandler
                                         --------------------------------
                                         Name:  Neil J. Sandler
                                         Title: Managing Member



                                    HARRI V. TARANTO


                                    By:  /s/ Harri V. Tarranto
                                         --------------------------------
                                         Name:  Harri V. Taranto
                                         Title: Managing Member

CUSIP No. 528872104                                              Page 16 of 20
                                  Schedule 13G
-------------------------------------------------------------------------------


                                 EXHIBIT INDEX


Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No. 528872104                                              Page 17 of 20
                                  Schedule 13G
-------------------------------------------------------------------------------


                                                                     EXHIBIT 1
                                                                     ---------



             JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

Dated as of June 25, 2007

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

CUSIP No. 528872104                                              Page 18 of 20
                                  Schedule 13G
-------------------------------------------------------------------------------


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    SYMPHONY CAPITAL PARTNERS, L.P.

                                    By:  Symphony Capital GP, L.P.
                                         its general partner

                                    By:  Symphony GP, LLC
                                         its general partner


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member


                                    SYMPHONY STRATEGIC PARTNERS, LLC


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member

CUSIP No. 528872104                                              Page 19 of 20
                                  Schedule 13G
-------------------------------------------------------------------------------



                                    SYMPHONY CAPITAL GP, L.P.

                                    By:  Symphony GP, LLC
                                         its general partner


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member



                                    SYMPHONY GP, LLC


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member

CUSIP No. 528872104                                              Page 20 of 20
                                  Schedule 13G
-------------------------------------------------------------------------------



                                    MARK KESSEL


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member


                                    NEIL J. SANDLER


                                    By:  /s/ Neil J. Sandler
                                         --------------------------------
                                         Name:  Neil J. Sandler
                                         Title: Managing Member


                                    HARRI V. TARANTO


                                    By:  /s/ Harri V. Tarranto
                                         --------------------------------
                                         Name:  Harri V. Taranto
                                         Title: Managing Member